Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED OR ASSIGNED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT AND APPLICABLE LAWS.

FOR RESIDENTS OF CANADA ONLY: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ORIGINAL ISSUE DATE SET FORTH BELOW.

WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THIS NOTE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL FOUR MONTHS FROM THE ORIGINAL ISSUE DATE SET FORTH BELOW.

U.S. [$____]	Original Issue Date: March __, 2018

8% UNSECURED PROMISSORY NOTE DUE 2021

CohBar, Inc., a Delaware corporation (“Maker” or “Company”), for value received, promises to pay to [NAME], [an individual/corporation/limited liability company organized under the laws of/residing in STATE/PROVINCE] (“Holder”), the principal sum of [_____, in U.S. funds ($__)] (the “Principal Amount”), on the following terms and conditions:

1. PAYMENT PROVISIONS.

1.1. Payment of Principal and Interest. Interest shall accrue and be computed on the unpaid Principal Amount from the date of this Note at the rate of eight percent (8%) per annum on the basis of a 365 day year. The Principal Amount and all interest accrued and unpaid thereon shall become due and payable on March 29, 2021 (the “Maturity Date”). Upon payment in full of all Principal Amount and accrued interest payable hereunder, Holder shall surrender this Note to Maker for cancellation.

1.2 Prepayment. The indebtedness represented by this Note may be prepaid in whole or in part at any time and from time to time, without premium or penalty, at the option of Maker and without the consent of Holder. Any prepayment(s) shall be applied first to any accrued but unpaid interest and second to the reduction of the Principal Amount. Any prepayment of the Principal Amount shall be subject to the provisions of Policy 5.1 of the TSX Venture Exchange (the “TSXV”), including but not limited to any adjustment of the term of any common stock purchase warrants issued to Holder by Maker pursuant to that Note and Warrant Purchase Agreement of even date hereof (the “Purchase Agreement”).

1

1.3. Payment Location. Unless otherwise directed in writing by Holder, all payments shall be made to Holder by wire transfer in accordance with instructions provided by Holder from time to time in writing.

1.4 Cancellation of Indebtedness; Application to Exercise/Purchase Price. Provided that the Company’s common stock is not then listed on the TSXV, the Holder may elect to cancel all or a portion of the unpaid principal and interest outstanding hereunder as payment of an equivalent amount due to the Company in respect of (i) the exercise price of any warrant to purchase the Company’s common stock issued by the Company and/or (ii) the purchase price payable for securities issued by the Company in a future financing transaction. Notwithstanding the foregoing, nothing herein shall give the Holder the right to participate in any future financing of the Company.  In connection with any election to cancel indebtedness under this Section 1.4 the Holder shall execute and deliver to the Company a written acknowledgement confirming the amount of indebtedness to be cancelled and applied to the payment of a warrant exercise price or purchase price, as applicable, together with such other instruments and documents as shall be reasonably requested by the Company in connection therewith.

2. DEFAULT. The entire unpaid Principal Amount, together with all accrued and unpaid interest, shall become and be immediately due and payable upon written demand of Holder, without any other notice or demand of any kind or any presentment or protest, if any one of the following events (an “Event of Default”) should occur and be continuing at the time of such demand, whether voluntarily or involuntarily or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or other order of any court or any order, rule or regulation of any governmental authority:

2.1. If Maker fails to make any payment as and when required herein, and such failure continues for five (5) business days after written notice from Holder specifying the failure and stating that it is a “notice of non-payment”; or

2.2. If Maker (i) makes a general assignment for the benefit of creditors, or (ii) applies for, consents to, acquiesces in, files a petition or an answer seeking, or admits (by answer, default or otherwise) the materials allegations of a petition filed against it seeking the appointment of a trustee, receiver, liquidator debtor-in-possession, or assignee in bankruptcy or insolvency of itself or for all or substantially all of its assets, or a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a debtor under any bankruptcy or insolvency law or any law relating to relief of debtors; or

2.3. If a decree, order or judgment should have been entered adjudging Maker as bankrupt or insolvent, or appointing a trustee, receiver, liquidator debtor-in-possession, or assignee in bankruptcy or insolvency for it or for all or substantially all of its assets, or approving a petition seeking a reorganization, arrangement with creditors, or winding up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such decree, order or judgment should remain undischarged and unstayed for a period of one hundred twenty (120) days, or if any substantial part of the property of Maker is sequestered or attached and should not be returned to the possession of Maker or released from such attachment within one hundred twenty (120) days.

2

3. USURY LAWS; SENIOR DEBT.

3.1 It is the intention of Maker and Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to an amount that is the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest contracted for under this Note shall under no circumstances exceed the maximum legal rate upon the principal amount remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to Maker or credited on the principal amount, or if this Note has been repaid, then such excess shall be rebated to Maker.

3.2 During the term of the Note, Maker shall not, without the prior written consent of Holder, enter into a debt obligation senior in right of payment to Maker’s obligations under this Note.

4. MISCELLANEOUS.

4.1. Binding Effect. This Note shall be binding upon and inure to the benefit of Maker, Holder and their respective permitted successors and assigns.

4.2. Assignment. This Note may not be sold, transferred, assigned, pledged or otherwise disposed of by Holder, in whole or part, directly or indirectly, without the prior written consent of Maker.

4.3. Waiver. Holder may extend the time for, waive or modify the performance of any obligation, agreement or condition of Maker contained in this Note; however, no such extension, waiver or modification shall (i) be effective unless it is in writing and signed by Holder, or (ii) operate as an extension, waiver, or estoppel of or with respect to any subsequent act or omission.

4.4. Costs. Maker shall pay the reasonable costs and expenses incurred by Holder in any legal proceeding brought to enforce Holder’s rights under this Note (including reasonable attorneys’ fees and court costs), including costs on appeal or in any bankruptcy.

4.5. Notices. Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is (a) delivered via courier to such party; (b) sent to the party entitled to receive it by mail, postage prepaid; or (c) delivered via email to such party, in each case at the following addresses:

in the case of Holder: The address provided to Maker on Holder’s signature page to the Purchase Agreement, or such other address as Holder shall have provided to the Company in writing.	in the case of Maker: CohBar, Inc. 1455 Adams Dr., Suite 2050 Menlo Park, CA 94025 Attn: Chief Financial Officer Email: jeff.biunno@cohbar.com with a copy to: Garvey Schubert Barer, P.C. 1191 Second Avenue, Suite 1800 Seattle, WA 98101 Attention: Peter B. Cancelmo Email: pcancelmo@gsblaw.com or to such other address as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this Section 4.5, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

3

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid will (i) if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; and (ii) if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the second (2nd) business day following the date of mailing.

4.6. Governing Law; Submission to Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in Delaware without reference to the choice of law principles. Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the state or federal courts located in the State of Delaware, and each of the parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process.

4.7. Construction. The section headings set forth in this Note are for convenience of reference only and do not define, limit, construe the contents of or affect the meaning or interpretation of this Note or such sections. All terms used in this Note in the singular usage includes the plural and the masculine and neuter usages include the other and the feminine.

4.8. Saturdays, Sundays, Holidays. If any date that may at any time be specified in this Note as a date for the making of any payment or principal or interest on this Note or the taking of any other action should fall on a Saturday, Sunday, or a day which in New York, New York, should be a legal holiday, then the date for the making of that payment or taking of such other action shall be the next subsequent date which is not a Saturday, Sunday or legal holiday.

4.9. Severability. In the event that any provision of this Note is illegal, invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove illegal, invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude Holder from bringing suit or taking other legal action against Maker in any other jurisdiction to collect on Maker’s obligations to Holder or to enforce a judgment or other court ruling in favor of Holder.

4.10 Loss, Theft, Destruction or Mutilation. Upon receipt of evidence satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of such loss, theft or destruction, upon delivery to Maker of an indemnity undertaking reasonably satisfactory to Maker, or, in the case of any such mutilation, upon surrender of this Note to Maker, Maker shall issue a new note, of like tenor and principal amount, in lieu of or in exchange for such lost, stolen, destroyed or mutilated note.

[Remainder of Page Intentionally Left Blank – Signatures to Follow]

4

IN WITNESS WHEREOF, the parties have executed this Note effective as of the day and year first above written.

MAKER:

COHBAR, INC.

By:
Name:	Jeffrey Biunno
Its:	Chief Financial Officer